Certain identified information has been excluded from this exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed.

AMENDMENT TO THE
CUSTODY AGREEMENT

THIS AMENDMENT effective as of the last date on the signature block, to the Custody Agreement (the “Agreement”) dated as of August 10, 2023, as amended is entered into by and between PROFESSIONALLY MANAGED PORTFOLIOS, a Massachusetts business trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business in Minneapolis, Minnesota (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add a fund and its corresponding fee schedule; and

WHEREAS, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree as follows:

1. The Exhibit for Pabrai, attached hereto, is hereby added to the Agreement.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

Professionally Managed Portfolios	U.S. BANK NATIONAL ASSOCIATION

By: __________________________	By: __________________________

Name: __________________________	Name: __________________________

Title: __________________________	Title: __________________________

Date: __________________________	Date: __________________________

Exhibit for Pabrai to the
Professionally Management Portfolios Custody Agreement

Name of Series Pabrai Wagons Fund
Custody Services Fee Schedule
Based upon an annual rate of average daily market value of all long securities and cash held in the portfolio*:
0.5 basis points
$ [__] - Minimum annual fee per fund* Plus, portfolio transaction fees
Portfolio Transaction Fees
●$ [__] - Book entry DTC transaction, Federal Reserve transaction, principal paydown
●$ [__] - Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non- depository transaction
●$ [__] - Option/SWAPS/future contract written, exercised or expired
●$ [__] - Mutual fund trade, Margin Variation Wire and outbound Fed wire
●$ [__] - Physical security transaction
●$ [__] - Check disbursement (waived if U.S. Bancorp is Administrator)

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.

Additional Services
●Additional fees apply for global servicing. Fund of Fund expenses quoted separately.
●$ [__] per custody sub account per year (e.g., per sub – adviser, segregated account, etc.)
●Class Action Services - $ [__] filing fee per class action per account, plus 3% of gross proceeds, up to a maximum per recovery not to exceed $ [__].
●No charge for the initial conversion free receipt.
●Overdrafts - charged to the account at prime interest rate plus 2% unless a line of credit is in place.
●Third Party lending - Additional fees will apply

* Subject to annual CPI increase - All Urban Consumers - U.S. City Average" index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

Fees are calculated pro rata and billed monthly.

Additional Global Sub-Custodial Services Annual Fee Schedule

Country	Safekeeping (BPS)	Transaction Fee	Country	Safekeeping (BPS)	Transaction Fee	Country	Safekeeping (BPS)	Transaction Fee
Argentina	[__]	$[__]	Hungary	[__]	$[__]	Portugal	[__]	$[__]
Australia	[__]	$[__]	Iceland	[__]	$[__]	Qatar	[__]	$[__]
Austria	[__]	$[__]	India	[__]	$[__]	Romania	[__]	$[__]
Bahrain	[__]	$[__]	Indonesia	[__]	$[__]	Russia	[__]	$[__]
Bangladesh	[__]	$[__]	Ireland	[__]	$[__]	Saudi Arabia	[__]	$[__]
Belgium	[__]	$[__]	Israel	[__]	$[__]	Serbia	[__]	$[__]
Bermuda	[__]	$[__]	Italy	[__]	$[__]	Singapore	[__]	$[__]
Botswana	[__]	$[__]	Japan	[__]	$[__]	Slovakia	[__]	$[__]
Brazil	[__]	$[__]	Jordan	[__]	$[__]	Slovenia	[__]	$[__]
Bulgaria	[__]	$[__]	Kenya	[__]	$[__]	South Africa	[__]	$[__]
Canada	[__]	$[__]	Kuwait	[__]	$[__]	South Korea	[__]	$[__]
Chile	[__]	$[__]	Latvia	[__]	$[__]	Spain	[__]	$[__]
China Connect	[__]	$[__]	Lithuania	[__]	$[__]	Sri Lanka	[__]	$[__]
China (B Shares)	[__]	$[__]	Luxembourg	[__]	$[__]	Sweden	[__]	$[__]
Colombia	[__]	$[__]	Malaysia	[__]	$[__]	Switzerland	[__]	$[__]
Costa Rica	[__]	$[__]	Malta	[__]	$[__]	Tanzania	[__]	$[__]
Croatia	[__]	$[__]	Mauritius	[__]	$[__]	Taiwan	[__]	$[__]
Cyprus	[__]	$[__]	Mexico	[__]	$[__]	Thailand	[__]	$[__]
Czech Republic	[__]	$[__]	Morocco	[__]	$[__]	Tunisia	[__]	$[__]
Denmark	[__]	$[__]	Namibia	[__]	$[__]	Turkey	[__]	$[__]
Egypt	[__]	$[__]	Netherlands	[__]	$[__]	UAE	[__]	$[__]
Estonia	[__]	$[__]	New Zealand	[__]	$[__]	Uganda	[__]	$[__]
Euroclear (Eurobonds)	[__]	$[__]	Nigeria	[__]	$[__]	Ukraine	[__]	$[__]
Euroclear (Non- Eurobonds)	Rates are available upon request	Rates are available upon request	Norway	[__]	$[__]	United Kingdom	[__]	$[__]
Finland	[__]	$[__]	Oman	[__]	$[__]	Uruguay	[__]	$[__]
France	[__]	$[__]	Pakistan	[__]	$[__]	Vietnam	[__]	$[__]
Germany	[__]	$[__]	Panama	[__]	$[__]	West African Economic Monetary Union (WAEMU)*	[__]	$[__]
Ghana	[__]	$[__]	Peru	[__]	$[__]	Zambia	[__]	$[__]
Greece	[__]	$[__]	Philippines	[__]	$[__]	Zimbabwe	[__]	$[__]
Hong Kong	[__]	$[__]	Poland	[__]	$[__]
*Transaction Fee includes: Receive Versus Payment (RVP), Delivery Versus Payment (DVP), FREE REC, and FREE DEL activity related to securities settlement within U.S. Bank sub-custodian network.

Global Custody Base Fee
$ [__] monthly base fee of per fund will apply. If no global assets are held within a given month, the monthly base charge will not apply for that month. "Safekeeping and transaction fees are assessed on security and currency transactions."

Miscellaneous Expenses
■Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, tax reclaim fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
■A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
■SWIFT reporting and message fees.

Adviser’s signature below is solely in acknowledgment of the above fee schedule. Pabrai Investment Funds
By:

Name:

Title:

Date: